                                                                    EXHIBIT 10.4

                         ASSIGNMENT AND AGREEMENT


    THIS ASSIGNMENT AND AGREEMENT made as of the 1st day of January, 1989, by and between BP OIL COMPANY, an Ohio corporation, hereinafter called "BP", and FERRELL PETROLEUM INC., a Texas corporation, hereinafter called "Ferrell",

                             WITNESSETH THAT:

                                 RECITALS

    WHEREAS, BP has entered into the agreements listed on Exhibit A hereto (the "Propane Sales Agreements") under which it has agreed to sell propane to certain parties identified in those agreements, and

    WHEREAS, pursuant to that certain Propane Sales Agreement BP has agreed to sell all of the propane produced at its refineries at Lima, Ohio and Toledo, Ohio, to Ferrell (subject to certain qualifications contained in that agreement), and

    WHEREAS, Ferrell desires BP to assign its interest in the Propane Sales Agreements to Ferrell and BP is willing to do to in consideration of Ferrell's undertaking to perform such contracts on the terms set forth herein.

    NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

    1. BP hereby assigns to Ferrell all of its right, title and interest in and to the Propane Sales Agreements.

    2. Ferrell hereby accepts the foregoing assignment and assumes and agrees to perform all of the obligations, terms, conditions, duties and liabilities to be performed by BP under the Propane Sales Agreements and agrees to indemnify and save BP harmless from all such obligations, conditions, duties and liabilities arising or existing from and after the effective date of this agreement; provided, however, BP shall be responsible for all claims and causes of action accruing under any Propane Sales Agreement prior to the effective date of this agreement. regardless of when such claims or causes of action are actually filed, and BP shall indemnify and save Ferrell harmless from said claims and causes of action.
                                      -1-
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    3. If Ferrell shall fail to comply with the terms and conditions of any of the Propane Sales Agreements is herein provided, BP shall have the right to do so on Ferrell's behalf and Ferrell will reimburse BP for BP's actual and reasonable cost and expense in doing so. If, in doing so, BP is thereby rendered unable to fulfill its obligation to deliver propane to Ferrell in the volumes agreed to in the aforesaid agreement between BP and Ferrell, BP shall be excused from doing so to the extent of the volumes required by BP to perform on Ferrell's behalf, without liability or obligation to Ferrell.

    4. Payments made by purchasers of propane under the Propane Sales Agreements in payment for the purchase of propane delivered before January 1, 1989, shall belong to BP and payments made for propane delivered on or after January 1, 1989, shall belong to Ferrell. If such payments are not properly made, BP and Ferrell shall reimburse one another from such payments as necessary to accomplish the intended result.

    5. BP warrants that as of the effective date hereof, the Propane Sales Agreements are in full force and effect, and that BP has not violated or committed an act of default or breach with respect to any of such agreements.

    IN WITNESS WHEREOF, this instrument has been executed by the parties hereto as of the day and year first above written.

                                FERRELL PETROLEUM, INC.



                                By  /s/ John J. Sherman
                                    -------------------
                                TITLE   Vice President


                                BP OIL COMPANY



                                By  /s/ B. Tobin

                                TITLE

                          PROPANE SALES AGREEMENT


     This agreement dated as of January 1, 1989 by and between BP Oil Company, an Ohio Corporation, ("BP") and Ferrell Petroleum, Inc., a Texas Corporation ("Ferrell").

     In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.0  PURCHASE
     Subject to the provisions of paragraphs 5.l, 5.2 and 23.0 below, BP agrees to sell and Ferrell agrees to purchase 100% of the propane produced and recovered at BP's refineries located at Lima, Ohio, and Toledo, Ohio. It is estimated that the propane available to Ferrell in 1989 will be as shown in Exhibit A, but BP has no obligation to provide Ferrell with any minimum quantity of propane.

2.0  PRODUCT
     The product to be sold and purchased hereunder is HD-5 Propane (sometimes referred to herein as "product").

3.0  SPECIFICATIONS
     All propane sold hereunder shall meet the Gas Processors Association ("GPA") specification for HD-5 propane in effect at the time of delivery. In addition, odorant will be added as set forth in paragraph 11.O hereof. HOWEVER SELLER DOES NOT WARRANT THAT THE PRODUCT SO SOLD SHALL BE MERCHANTABLE OR FIT FOR ANY PARTICULAR USE.

4.0  TERM

     4.1   Minimum File Year Agreement
           Subject to the provisions of paragraph 4.2 below, this agreement shall be for a minimum of five (5) years commencing January 1, 1989 and extending through December 31, 1993. It shall then continue from year-to-year thereafter and may be cancelled effective as of the end of its initial term or the end of any such ensuing year by either party upon prior written notice of not less than 180 days.

     4.2   Termination By BP
           In addition to any other rights of termination that BP may have in this agreement, BP reserves the right to terminate this agreement at any time upon prior written notice of 180 days should BP (i) elect to engage in the retail marketing of propane in an area that will be supplied with propane from the Lima and Toledo refineries, whether such marketing is through the purchase of an existing company or otherwise, or (ii) determine that sales between Ferrell and any of its affiliated companies, such as Ferrellgas, do not conform to the requirements of paragraph 9.3 (iii) hereof.

5.0  ALTERNATE USES

     5.1   Burn Value
           BP will provide Ferrell, at the intervals described in paragraph 16.0, with the value ("burn value") to BP of burning the propane at each of its Lima and Toledo refineries and the volume of such propane that can be burned at that value at each such refinery. Should this burn value exceed Ferrell's expected price netted back to the refinery gate, it is understood that such volume of propane will be burned at the refinery, provided, however, that Ferrell may nevertheless elect to purchase all or any portion of such propane rather than allow it to be burned, in which event it will pay BP the burn value for the amount of such propane so purchased.

             The formula for calculating the burn value of a liquid gallon of propane is:
             BP's price paid for refinery fuel gas at its Lima or Toledo refinery, as applicable, expressed at the time such refinery fuel is used in dollars per million BTU (Gross) multiplied by 0.0931 million BTU per liquid gallon.

     5.2   Alternate Fuels
           If alternate refinery fuels are unavailable to BP, BP reserves the right to burn as much propane produced at its Lima or Toledo refineries as may be necessary to maintain refinery operations. In addition, BP shall have the right to withhold and divert as much propane from sale to Ferrell under this agreement as may be necessary to maintain sufficient quantities of alternate fuel in the propane
           (burn) cavern at BP's Toledo refinery to provide adequate alternate fuel to operate the refinery in the event that other sources of fuel to that refinery are interrupted. The amount of such alternate fuel is approximately 40,000 barrels. BP and Ferrell will consult with each other as to the time when any such diversion should occur.

6.0  DELIVERY
     Deliveries shall be made within BP's usual business hours and at such times as may be required by Ferrell, provided that BP may require reasonable advance notice of each delivery to be given by Ferrell. At the time of giving notice, Ferrell shall furnish BP necessary shipping instructions. BP shall prepare and furnish Ferrell with copies of bills of lading and other shipping papers.

     6.1 Truck
         Delivery into transport trucks shall be made F.O.B. the transport trucks at the Lima and Toledo refinery loading racks.

     6.2 Pipeline
         Delivery into pipelines shall be made from the Lima refinery F.O.B. the Texas Eastern Transmission Company's Todhunter terminal near Dayton, Ohio (the "Todhunter Terminal") subject to mutual agreement by BP, the pipeline companies used to ship the propane to the Todhunter Terminal and the operator of the Todhunter Terminal, presently Texas Eastern Transmission Company. In the event Ferrell is no longer given access to the Todhunter Terminal as a distribution location for Lima production, this will be deemed a fundamental change in the market and an event to initiate negotiations as discussed in paragraph 20.0.

     6.3 Tank Car
         BP has tank car loading capability at its Lima refinery. Should Ferrell require tank car loading for rail deliveries, BP will provide such tank car loading on a best efforts basis. Deliveries into tank cars shall be made F.O.B. such tank cars at such loading facilities at the Lima Refinery.

7.0  TITLE, LIABILITY, RISK OF LOSS
     Liability of BP shall cease and title to and responsibility for the product delivered hereunder, including risk of loss, shall pass to and rest in Ferrell as follows:

     7.1 Tank Truck
         For deliver; into tank trucks, as the product is loaded into transport trucks at the point of delivery, which shall be at BP's Lima or Toledo refineries.

     7.2 Pipeline
         For delivery into pipelines, as the product passes the flange between the pipeline that delivers the product and the Todhunter Terminal.

     7.3 Tank Car
         For delivery into tank cars, as the product is loaded into the tank car at the point of delivery, which shall be at BP's Lima refinery.

8.0  MEASUREMENTS
     The volume of propane obtained by measurement hereunder shall be adjusted to a temperature of 60-F. using "GPA Standard Factors for Volume Correction and Specific Gravity Conversion of Liquified Petroleum Gases," GPA Publication No. 2162 in effect on the date of delivery.

     8.1 Transport Truck
         Transport truck delivery quantities will be determined: (i) by rotary gauging devices (or such other method as the parties may hereafter agree in writing) at BP's propane loading facility at BP's Lima refinery and (ii) by weight at BP's Toledo refinery. Such quantities will be the quantities shown on the transport bill of lading.

     8.2 Tank Cars
         Tank car delivery quantities will be determined by standard calibrated tank car tables for the tank cars used.

     8.3 Pipeline
         Pipeline delivery quantities will be determined by calibrated meters, or if calibrated meters are not available, by the measurement of the delivery tanks before and after delivery on the basis of mutually agreed upon gauge tables.

9.0  PRICE

     9.1 Settlement Price
         Except as otherwise provided in this agreement, Ferrell will pay BP the "Settlement. Price". The Settlement Price shall consist of a "Minimum Price" (as defined below) plus a sharing of revenue above the Minimum Price as provided for in paragraph 9.1 (ii).

         i.) The "Minimum Price" per gallon is equal to the average of all of the daily spot high/low average prices for Mont Belvieu T.E.T. propane as published in O.P.I.S. Petroscan for each term, plus an additional $0.0275 per gallon. Each term will be consecutive and will be six months in duration beginning January 1, 1989.

         ii.) In the first and second terms, Ferrell will keep the first $.0028 per gallon of Ferrell's average sales price for each such term netted back to the refinery gate, in excess of the Minimum Price. BP and Ferrell will then share equally the difference between Ferrell's average sales price netted back to the refinery gate and the Minimum Price plus $0.0028 per gallon for all product sold during such term.

              In the third and fourth terms, Ferrell will keep the first $0.0016 per gallon of Ferrell's average sales price for each such term netted back to the refinery gate, in excess of the Minimum Price. BP and Ferrell will then share equally the difference between Ferrell's average sales price netted back to the refinery gate and the Minimum Price plus $0.0014 per gallon for all product sold during such term.

              In the fifth term and thereafter, BP and Ferrell will share equally the difference between Ferrell's average sales price netted back to the refinery gate and the Minimum Price for all product sold during such term.

            An example showing how the Settlement Price would be calculated in the first term is show in Exhibit B.

         Any product sold by Ferrell pursuant to paragraphs 5.1 above and 18.0 below will not be included when calculating Ferrell's average sales price for the term.

     9.2 Invoicing

         i.) For invoicing purposes during the first six month term of this agreement, Ferrell will pay BP a formula price equal to 96% of Ferrell's selling price netted back to the refinery rate for each gallon sold by truck or tank car at Lima and Toledo, Ohio. Payment of any difference between the Settlement Price and the invoice price will be made between BP and Ferrell at the end of the first term and each succeeding six month term. At the end of each six month term, the actual percentage price that Ferrell should have paid BP for the term must ended will be calculated, based on actual sales, netback and revenue figures. This percentage will then be used for invoicing purposes for the next six month term.

        ii.) Invoices for pipeline sales will be generated upon completion of arrival of propane at the Todhunter Terminal at a price equal to the daily spot high/low average price for Mont Belvieu T.E.T. propane as published ln O.P.I.S. Petroscan on the date such product first begins to be delivered into the

             Todhunter Terminal plus $0.01 per gallon minus the cost for transporting the propane from Lima to the Todhunter Terminal.

             Ferrell will also be separately invoiced at this time for the applicable pipeline charges incurred by BP to transport the product to the Todhunter Terminal. This pipeline charge is currently $0.0044 per gallon. BP will keep Ferrell informed of any changes in these pipeline charges.

     9.3 Determination Of Price Netted Back To The Refinery Gate

         i.) For all propane sold into tank trucks and tank cars F.O.B. the Lima and Toledo refinery loading sacks, the price netted back to the refinery gate will be defined as the price at which the product is sold by Ferrell.

        ii.) For all product sold by Ferrell other than F.O.B. the Lima and Toledo refineries, the price netted back to the refinery gate will be defined is the price at which the product is sold by Ferrell minus the applicable transportation costs and charges incurred in delivering the product to the point of sale by Ferrell. These charges may include, but are not limited to:


             . Actual truck fees charged to Ferrell if a third party trucking company is used. If Ferrell-owned transport trucks are used, the truck fee will be determined using common carrier truck rates in effect at the time of delivery for familiar deliveries in the area in which the delivery was made. An example of a common carrier trucking company is Propane Transport Incorporated (PTI) in Ohio.


             . Actual pipeline tariffs charged to Ferrell.


             . Actual railroad tariffs charged to Ferrell.

       iii.) The price netted back to the refinery gate for sales made on a delivered basis by Ferrell to any affiliate of Ferrell, such as Ferrell's retail marketing company (Ferrellgas) will be determined as if such sale were made on an arms length basis to any of Ferrell's other customers, and shall be based on the alternative purchase economics report generated by Ferrellgas, a copy of which is attached hereto as Exhibit C. Ferrell will cause Ferrellgas to provide alternate purchase economics upon request as part of the auditing process. Should BP determine that sales were made by Ferrell to in affiliate at a price less than that described above, BP will be refunded the difference. ln addition, if it is determined that such sales are deliberately made it much lesser price, BP shall thereupon have the right to terminate this contract as provided in paragraph 4.2 above.


     9.4 Sales Data From Ferrell
         Ferrell will provide to BP, on a daily basis within four (4) days of date of delivery, by facsimile means or overnight mail, a summary of their sales data which will include, but not be limited to: shipping

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     date, bill of lading number, quantity, Ferrell invoice price to its customer(s), applicable transportation charges, Ferrell price netted back to the refinery gate, and total value of sale.

10.0 AUDITING

     10.1 General Provisions
          BP shall have the right, during and after any termination of this Agreement, upon 5 business days' advance notice, to audit the books and all records of Ferrell relating to the delivery of propane and to place personnel in Ferrell's office for such purpose, except that if BP reasonably believes that a shorter notice period is necessary due to deliberate falsification of documents or deliberate violation of the agreement to enable it to conduct an accurate audit, it shall have the right to do so on no less than 24 hours notice. Ferrell shall maintain such books and records for 42 months after the date of each invoice under this Agreement. Ferrell shall incorporate BP's right to audit into any assignments of this contract.

          BP shall have the right to assess interest on any net underpayment at the end of each six-month term that was the result of Ferrell providing inaccurate sales date to BP as discussed in Section 9, at the then-current thirty day U.S. Treasury bill rate plus two (2) percent, as such rate may change from time to time, during the period from the date of underpayment to the date of full reimbursement. For unresolved claims of interest or underpayment, BP reserves the right to submit the claim(s) to binding arbitration, with the cost shared equally by BP and Ferrell.

     10.2  Records Retention
           Ferrell shall maintain adequate books and records on its premises in Liberty, Missouri, and/or Houston, Texas, as may be necessary for BP to audit propane sales so as to determine Ferrell's average sales price netted back to the refinery gate.

     10.3  Right Of Customer Inquiries
           BP shall have the right to contact Ferrell's customers to verify the sales data provided, pursuant to paragraph 9.4, but only if BP has reason to believe that such data has been deliberately falsified.

     10.4  Right Of Ferrellgas Supplier Inquiries
           BP shall have the right to contact suppliers of propane to Ferrellgas to verify alternate purchase economics as referred to in item 9.3
           (iii) above.

11.0 ODORIZATION
     Unless otherwise advised in writing by Ferrell, BP will furnish and add odorant to propane loaded into transport tank trucks at the rate of one and one-half (1.5) pounds of ethyl mercaptan (or other suitable odorant as may be agreed upon in writing by both parties) per 10,000 gallons of propane. Propane delivered into tank cars and by pipeline will not have odorant added to it. Presently, BP cannot odorize propane loaded into tank cars. When and if this capability is added, the contract will be amended accordingly.

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12.0 DEMURRAGE
     Demurrage shall be paid per running hour at the rate charged by the carrier/owner for the time that loading exceeds allowed laytime. The parties hereto shall not be liable for demurrage caused by stoppage or restraint of labor of carrier. Carrier/owner policy shall apply as to the allowable laytime and demurrage rate. The party causing said excess loading time shall be liable for payment of demurrage charges to the carrier/owner.

13.0 TERMS OF PAYMENT
     For all tank car and tank truck loadings, Ferrell will pay BP by wire transfer twice monthly, on the twenty first (21st) of the month for all product lifted from the first (1st) through the fifteenth (15th) of the month; and on the seventh (7th) of the succeeding month, for all product lifted from the sixteenth (16th) through the end of the month. All product delivered by pipeline will be paid for by wire transfer within two (2) days of receipt of invoice and documentation. Once the difference between the invoice price and settlement price has been determined at the end of a six
     (6) month term, and if money is owed BP, payment will be due by wire transfer within two (2) days of receipt of invoice and documentation. If money is owed Ferrell, Ferrell's account with BP will be credited BP shall have the right to change payment terms extended to Ferrell should Ferrell change the payment terms it extends to its customers for sales of propane covered by this agreement. BP shall have the right to charge and collect from Ferrell a reasonable service charge on past due amounts at the rate and on the terms

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     established from time to time by BP. If during the life of this agreement, the financial responsibility of Ferrell becomes impaired to the extent that BP, in its reasonable judgement has cause to believe Ferrell may be unable to comply with the terms of payment set forth in this agreement, it is understood and agreed that BP shall have the right to reduce Ferrell's current credit limit and cash on delivery or cash deposit or other satisfactory security may be required before any further deliveries are made. Failure of Ferrell to comply substantially with terms of payment, or failure to maintain financial responsibility satisfactory to BP as described in the preceding sentence, or failure to comply with BP's demand for cash on delivery or cash deposits or other security, shall be cause for BP to suspend further shipments and deliveries under this agreement or to terminate this agreement without liability for any damages occasioned by such suspension or termination.

     It is the responsibility of Ferrell promptly to provide BP with any federal, state, or local gallonage or sales tax exemptions. Ferrell otherwise will be billed for such tax liabilities which will become due immediately upon receipt of notification.

     All payments shall be credited against the earliest dated invoices.

14.0 EVENTS OF DEFAULT
     In addition to, and not in limitation of, any other provision of this agreement or of applicable law, if any one or more of the following Events of Default shall happen, then this agreement may be terminated at the option of the party not in default, although such termination shall not be deemed an election of remedies:

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     i.)   If either party shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment, liquidation or similar relief for itself under any present or future statutes, law or regulation of the United States, or shall seek or consent to or acquiesce in the appointment of any trustee, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

     ii.) If a petition shall be filed against either party seeking any reorganization, composition, readjustment, liquidation or similar relief under any present or future statute, law or regulation of the United States and such petition shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive).

15.0 DAMAGES
     BP and Ferrell expressly agree that neither party shall be liable for indirect, special or consequential damages, except for said damages as may arise from BP's failure to make available to Ferrell the quantities of propane required to be made available under the terms and provisions of this agreement.

16.0 INFORMATION
     BP agrees to provide to Ferrell, a minimum of once per month, production, inventory and propane burn capability information. This information will include, but is not limited to, propane production forecasts, propane burn values, propane burn volume forecasts, propane burn capability, Lima propane cavern inventory, and prior month production rates.

17.0 STORAGE
     Ferrell will have access to 200,000 barrels of storage at BP's Lima refinery for strategic inventory management. Of this amount, it is understood that 40,000 is unable to be retrieved from the cavern because it is below the minimum suction height for the pump in service. At the Toledo refinery, Ferrell will have access to a minimum of five (5) and a maximum of ten (10) 600 - barrel propane storage bullets. The total number of bullets available is dependent upon whether BP is burning propane and/or moving other gas liquid products out of the Toledo refinery through these bullets.

18.0 TAKE OR PAY
     Except to the extent that Ferrell may be excused by force majeure, as provided in paragraph 23.0 hereof, if Ferrell fails to take delivery of any of the product meeting the paragraph 3.0 specifications above, in the quantities, at the times and under the conditions herein provided, BP shall have the right, after full utilization of the storage facilities BP is making available to Ferrell for the product not so taken, to dispose of any quantities of any of said product not so taken either by sale to third parties in good faith and in a commercially reasonable manner, or by burning as refinery fuel and/or flaring such product. In such event, Ferrell shall pay BP for the quantity of product so disposed of at the price specified below. Ferrell will pay BP the difference between the daily spot high/low average price for Mont Belvieu T.E.I. propane as published in O.P.I.S. Petroscan plus $0.040 per gallon on the day the product is disposed of by BP and the value BP received in disposing of the product. Should Ferrell find it necessary to move product to outside storage, Ferrell will pay for such product the daily spot high/low average price for Mont Belvieu T.E.T. propane plus $0.0275 per gallon on the date of delivery of such product by BP to Ferrell.

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19.0 MUTUAL INTENTION AS TO TERMINATION
     The parties hereby agree that under any "freeze" of supplier/purchaser relationships imposed under Department of Energy Regulations or any other federal, state, or local governmental statute or regulation that may be promulgated, which requires the consent of either or both parties to the termination of such relationships, such consent shall be given by either party at the request of the other should this agreement terminate or be terminated in whole or in part in accordance with the provisions hereof. The parties agree to execute such documentation as may be necessary from time to time to effectuate such termination.

20.0 MARKET INFLUENCES
     BP and Ferrell realize that there may be influences on this propane market, which, over time, may affect the spirit of this agreement. A key influence is the Sarnia propane market's relationship to the Mt. Belvieu propane market, which historically has typically ranged 0.0 to 2.0 cents per gallon above Mont Belvieu prices. The local market itself or the elimination of the Todhunter Terminal as a distribution location as discussed in paragraph
     6.2 may significantly alter the economic benefit the parties hereto expect to receive under this agreement. Should significant market changes occur, which affect the spirit of this agreement or the expected economic benefits to either party hereunder, the parties hereto agree promptly to negotiate in good faith to add, change or delete the terms and conditions of this agreement, including without limitation, adjustment of the Settlement Price, as may be reasonably necessary to preserve the spirit of this agreement and the expected economic benefit hereunder. In addition to any other rights of termination either party hereto may have in this agreement, if the parties are unable to negotiate mutually satisfactory additions, changes, or deletions as provided above, each party hereto shall have the right to terminate this agreement upon 180 days prior written notice to the other party, which notice may be given at any time after the occurrence of the aforesaid significant market change. This is expected to be an exceptional occurrence; fundamentals in this market do not change frequently.

21.0 OWNERSHIP OF OPERATION OF REFINERIES
     Nothing in this agreement shall be deemed to require BP to continue to own or operate its Toledo or Lima refineries if, in its sole discretion, BP elects not to do so; provided, however, that BP shall cause each transferee of the Toledo or Lima refineries, or both, as the case may be, to assume this agreement and agree to perform all of the obligations, terms, conditions, duties and liabilities to be performed by BP hereunder for not less than one calendar year after such transfer.

22.0 CLAIMS
     Claims on account of quantity or quality of product, except claims caused by a failure by BP to add odorant as required by paragraph 11 hereof, shall be waived unless made in writing within sixty (60) days after delivery. Ferrell will notify BP within fifteen (15) days of any claims against Ferrell relating to propane delivered by BP hereunder that arises out of an alleged failure to add odorant as required by paragraph 11 hereof.

23.0 FORCE MAJEURE
     Except for payments due hereunder, each party shall be excused from performance under this agreement when and to the extent that such performance is delayed or prevented by reason of any cause beyond the control of the party, including, but not limited to, acts of God; acts of enemies of the United States; perils of navigation; floods; storms; fire; strikes; lockouts; labor disturbances; riots; civic commotion; hostilities; war (declared or undeclared); governmental restrictions and prohibitions; compliance (voluntary or involuntary) with any order or request of any governmental agency or authority; accidents; breakdown, slowdown or stoppage of refining or transportation or delivery facilities; and shortages of supply of fuel, crude oil, other raw materials or petroleum products. In addition, planned slowdowns or shutdowns of refinery facilities for periodic or unforeseen maintenance shall excuse BP from performance hereunder. Notwithstanding the foregoing, settlement of strikes or differences with workers shall be entirely within the discretion of the party having such difficulty. Any party excused from performance pursuant to this paragraph shall be excused only to the extent such performance is delayed or prevented by the Force Majeure, and promptly after the cessation of the Force Majeure this agreement shall continue in full force and effect.

24.0 TAXES
     In addition to the prices for propane specified ln this agreement, Ferrell agrees to pay BP the amount of any taxes, fees, duties, or other charges not already included in the price which may be imposed directly or indirectly by any municipal, state or Federal law or governmental authority upon the sale, use, storage, delivery or handling of propane purchased hereunder or otherwise resulting from or measured by the purchase of propane hereunder if BP is required to pay or collect such amounts.

25.0 FERRELL'S BUSINESS - INDEMNITY
     The business conducted by Ferrell in marketing products purchased hereunder is the independent business of Ferrell, and this agreement shall not be construed as reserving to or conferring upon BP any right to direct or control any of Ferrell's employees or the manner in which the business operations of Ferrell shall be conducted. Ferrell agrees to comply with all federal, state and local laws, ordinances, rules, orders and regulations relating to Ferrell's business and the sale, handling and distribution of propane Ferrell agrees to indemnify and hold BP, its agents and employees, harmless from and against any and all expense, liability, claims, and causes of action except as may be attributed to the negligent acts or omissions of BP, its agents or employees, directly or indirectly resulting from, arising out of or connected with any accident or anything whatever occurring from any cause in connection with the operation or conduct of Ferrell's business.

26.0 EXISTING CONTRACTS
     Ferrell acknowledges that BP has existing propane supply contract obligations pursuant to the contracts listed on Exhibit D, copies of which have previously been forwarded to Ferrell. Ferrell and BP agree that notwithstanding the effective date of this agreement, this agreement shall not take effect until the form of assignment and Agreement attached hereto as Exhibit E has been executed by both parties.

27.0 ASSIGNMENT
     This agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns, but neither the rights nor the duties of Ferrell under this agreement may be voluntarily assigned or delegated without the prior written consent of BP, which shall not be unreasonably withheld. Notwithstanding the foregoing sentence to the contrary, the prior written consent of BP shall not be required for the assignment or delegation by Ferrell to any individual or entity who now or hereafter controls, is controlled by, or under common control with Ferrell, including without limitation, the parent company of Ferrell, any subsidiary of Ferrell, an affiliate of Ferrell, or any subsidiary of said parent, provided that any such assignment or delegation shall not relieve Ferrell of its obligation under this agreement in the event that such assignee or delegee fails to perform such obligations.

28.0 SECTION HEADINGS AND CAPTIONS
     All section headings 2nd captions used ln this agreement are for convenience of reference and shall not affect the interpretation of this agreement.

29.0 EXHIBITS
     All exhibits described ln this agreement shall be deemed to be incorporated in and made a part of this agreement, except that if there is any inconsistency between this agreement and the provisions of any exhibit, the provisions of this agreement shall control.

30.0 AMENDMENTS
     Except AS otherwise provided, this agreement shall not be modified except by written agreement signed on behalf of BP and Ferrell by their respective authorized representatives.

31.0 NO WAIVER
     The failure of either party any time to require performance by the other of any provision of this agreement shall in no way affect that party's right to enforce such provision, or shall the waiver by either party of any breach of any provision of this agreement be taken or held to be a waiver of any further breach of the same or any other provision.

32.0 AFFILIATE DEFINED
     For purposes of this agreement, an "affiliate" of Ferrell shall be defined as any person, company or other entity that owns a majority of all classes of the stock of Ferrell or of which Ferrell owns a majority of all classes of the stock (or other equity interest) or a majority of all classes of the stock or other equity interest of which is under common ownership with a majority of all classes of the stock of Ferrell.

33.0 NOTICES
     All notices, approvals, requests, consents and other communications given pursuant to this agreement shall be in writing and shall be deemed effective when received if hand-delivered, sent by telex, or by United States certified or registered mail, addressed as follows:
     If to BP:
        BP Oil Company
        ATTN: Light Ends Trader
        200 Public Square, 23-2456-K
        Cleveland, Ohio 44114-2375

     If to Ferrell:
        Ferrell Petroleum, Inc.
        Vice President of Marketing
        One Liberty Plaza
        Liberty, MO 64068

34.0 ENTIRETY
     This Agreement constitutes the entire agreement and understanding between Sohio and Ferrell concerning the subject matter hereof, merging and superseding all prior agreements and understandings, whether oral, written, expressed or implied between Ferrell and BP. All prior agreements between Ferrell and BP concerning the subject matter hereof are hereby terminated.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



                                FERRELL PETROLEUM, INC.


                                BY: /s/ John J. Sherman
                                    ___________________________________________

                                TITLE: Vice President
                                       ________________________________________



                                BP OIL COMPANY


                                BY: /s/ B. Tobin
                                    ___________________________________________

                                TITLE:
                                       ________________________________________

                                 EXHIBIT A

                          1989 LIMA/TOLEDO BUDGET

                            PRODUCTION VOLUMES

                                    MBD

                              LIMA                   TOLEDO               TOTAL
                              ----                   ------               -----
JANUARY                        4.6                     1.1                  5.7

FEBRUARY                       5.4                     1.1                  6.5

MARCH                          5.4                     1.2                  6.6

APRIL                          5.4                     1.2                  6.6

MAY                            5.4                     1.1                  6.5

JUNE                           5.4                     1.1                  6.5

JULY                           5.4                     1.1                  6.5

AUGUST                         4.2                     1.1                  5.3

SEPTEMBER                      3.4                     1.1                  4.5

OCTOBER                        5.0                     1.2                  6.2

NOVEMBER                       5.5                     1.0                  6.5

DECEMBER                       5.5                     1.0                  6.5
                              ----                   ------               -----
AVERAGE                        5.0                     1.1                  6.1

TOTAL (MILLION GAL)           76.7                    16.9                 93.6

                                 EXHIBIT B


            EXAMPLE OF SETTLEMENT PRICE CALCULATION - TERM ONE



ASSUMPTIONS
Average of Mont Belvieu TET Propane                                       22.000
    Daily Spot High/Low Average Prices (c/Gal)

Ferrell Average Sales Price                                               27.000
     Netted Back To The Refinery Gate (c/Gal)



CALCULATION

Minimum Price (c/Gal) = 22.000 + 2.750 = 24.750

Netback Sharing (c/Gal) = 27.000 - (24.75O + 0.28) = 0.985
                          ------------------------
                                    2


Settlement Price (c/Gal) = 24.750 + 0.985 = 25.735

                                             FERRELLGAS LOCATIONS

                          ASHLAND         ASHLAND        MARKWEST           TET           TET         SOHIO        SOHIO
                       CATLETTSBURG       CANTON          SILOAM         TODHUNTER     COSCHOCTON     TOLEDO       LIMA
                            0.0             0.0             0.0             0.0           0.0          0.0         0.0
                           COST            COST            COST            COST           COST         COST        COST
                           ----            ----            ----            ----           ----         ----        ----
PRICE ADJUSTMENT
CHILLICOTHE    OH          3.5             0.0             0.0             0.0            0.0           0.0         4.8
DAYTON         OH          5.9             0.0             4.8             2.0            5.5           5.5         3.1
GREENFIELD     OH          4.2             0.0             0.0             0.0            0.0           0.0         4.5
GROVE CITY     OH          4.8             0.0             3.7             3.9            3.1           5.2         3.9
HEBRON         OH          5.2             0.0             4.2             4.5            2.4           5.9         4.5
LEBANON        OH          5.9             0.0             0.0             0.0            0.0           0.0         4.2
LOGAN          OH          3.5             0.0             0.0             0.0            0.0           0.0         5.2
MANSFIELD      OH          7.0             0.0             5.9             5.5            3.1           3.6         3.5
MILFORD        OH          5.2             0.0             0.0             0.0            0.0           0.0         4.8
NORWALK        OH          0.0             0.0             0.0             6.3            3.9           2.3         3.7
ONTARIO        OH          7.3             0.0             5.9             5.5            3.3           3.1         3.3
RADNOR         OH          5.9             0.0             4.8             4.2            3.5           3.9         2.9
SPRINGFIELD    OH          5.9             0.0             4.5             2.6            4.5           4.8         2.9
BARNESVILLE    OH          0.0             3.1             6.7             0.0            3.1           0.0         0.0
DOVER          OH          0.0             1.7             7.0             0.0            0.0           5.5         5.5
NEWTON FALLS   0H          0.0             2.3             0.0             0.0            0.0           5.0         7.0
WINCHESTER     OH          0.0             0.0             0.0             0.0            0.0           0.0         5.5
MASSILON       OH          0.0             0.0             0.0             0.0            0.0           0.0         5.5
                          ----            ----            ----            ----           ----          ----        ----

                          AMOCO            AMOCO          AMOCO           MARATHON       SUN          SUN          AMOCO
                        G SPRINGS         MILFORD       HUNTINGTON       WOODHAVEN     INSKTER       TOLEDO      ST CLAIR
                           0.0              0.0            0.0             0.0           0.0          0.0          0.0
                           COST            COST            COST            COST          COST         COST         COST
                           ----            ----            ----            ----          ----         ----         ----
PRICE ADJUSTMENT
CHILLICOTHE    OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
DAYTON         OH          0.0             0.0             0.0             0.0            0.0         5.5          0.0
GREENFIELD     OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
GROVE CITY     OH          4.2             0.0             0.0             0.0            0.0         5.2          0.0
HEBRON         OH          4.5             0.0             0.0             0.0            0.0         5.9          0.0
LEBANON        OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
LOGAN          OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
MANSFIELD      OH          2.6             0.0             0.0             0.0            0.0         3.6          7.0
MILFORD        OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
NORWALK        OH          0.0             0.0             0.0             0.0            0.0         2.3          5.0
ONTARIO        OH          2.6             0.0             0.0             0.0            0.0         3.1          6.0
RADNOR         OH          0.0             0.0             0.0             0.0            0.0         3.0          0.0
SPRINGFIELD    OH          0.0             0.0             0.0             0.0            0.0         4.8          0.0
BARNESVILLE    OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
DOVER          OH          0.0             0.0             0.0             0.0            0.0         5.5          0.0
NEWTON FALLS   OH          0.0             0.0             0.0             0.0            0.0         5.9          0.0
WINCHESTER     OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
MASSILON       OH          0.0             0.0             0.0             0.0            0.0         0.0          0.0
                           ----           ----            ----            ----           ----        ----         ----

                                 EXHIBIT D

                    EXISTING PROPANE CONTRACT CUSTOMERS

                                                                                 TOTAL
                                                                                 VOLUME
          BUYER                            TERM OF CONTRACT                  (THOUSAND GAL)
CAL GAS INTERNATIONAL CORPORATION          JUNE 1, 1988 - MARCH 31, 1989          3840

BLUE FLAME GAS CORPORATION                 JUNE 1, 1988 - MAY 31, 1989            1447

COMMONWEALTH PETROLEUM CO.                 JUNE 1, 1988 - MAY 31, 1989            7100

DOMEX, INC.                                JUNE 1, 1988 - MAY 31, 1989            3765

FRANGER GAS COMPANY, INC.                  JUNE 1, 1988 - MAY 31, 1989             435

MAPCO GAS PRODUCTS, INC.                   JUNE 1, 1988 - MAY 31, 1989            1809

PETROLANE GAS SERVICES                     JUNE 1, 1988 - HAY 31, 1989            8030

   LIMITED PARTNERSHIP

UNION OIL OF CALIFORNIA                    JUNE 1, 1988 - MAY 31, 1989             570

                                   EXHIBIT E

                           ASSIGNMENT AND AGREEMENT

            THIS ASSIGNMENT AND AGREEMENT made as of the 1st day of January, 1989, by and between BP OIL COMPANY, an Ohio corporation, hereinafter called "BP", and FERRELL PETROLEUM, INC , a Texas corporation, hereinafter called "Ferrell",

                               WITNESSETH THAT:

                                   RECITALS

            WHEREAS, BP has entered into the agreements listed on Exhibit A hereto (the "Propane Sales Agreements") under which it has agreed to sell propane to certain parties identified in those agreements, and

            WHEREAS, pursuant to that certain Propane Sales Agreement BP has agreed to sell all of the propane produced at its refineries at Lima, Ohio and Toledo, Ohio, to Ferrell (subject to certain qualifications contained in that agreement), and

            WHEREAS, Ferrell desires BP to assign its interest ln the Propane Sales Agreements to Ferrell and BP is willing to do so in consideration of Ferrell's undertaking to perform such contracts on the terms set forth herein.

            NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     l. BP hereby assigns to Ferrell all of its right, title and interest in and to the Propane Sales Agreements.

     2. Ferrell hereby accepts the foregoing assignment and assumes and agrees to perform all of the obligations, terms, conditions, duties and liabilities to be performed by BP under the Propane Sales Agreements and agrees to indemnify and save BP harmless from all such obligations, conditions, duties and liabilities arising or existing from and after the effective date of this agreement; provided, however, BP shall be responsible for all claims and causes of action accruing under any Propane Sales Agreement prior to the effective date of this agreement, regardless of when such claims or causes of action are actually filed, and BP shall indemnify and save Ferrell harmless from said claims and causes of action.

     3. If Ferrell shall fail to comply with the terms and conditions of any of the Propane Sales Agreements as herein provided, BP shall have the right to do so on Ferrell's behalf and Ferrell will reimburse BP for BP's actual and reasonable cost and expense in doing so. If, in doing so, BP is thereby rendered unable to fulfill its obligation to deliver propane to Ferrell in the volumes agreed to in the aforesaid agreement between BP and Ferrell, BP shall be excused from doing so to the extent of the volumes required by BP to perform on Ferrell's behalf, without liability or obligation to Ferrell.

     4. Payments made by purchasers of propane under the Propane Sales Agreements in payment for the purchase of propane delivered before January 1, 1989, shall belong to BP and payments made for propane delivered on or after January 1, 1989, shall belong to Ferrell. If such payments are not properly made, BP and Ferrell shall reimburse one another from such payments as necessary to accomplish the intended result.

     5. BP warrants that as of the effective date hereof, the Propane Sales Agreements are in full force and effect, and that BP has not violated or committed an act of default or breach with respect to any of such agreements.

     IN WITNESS THEREOF, this instrument has been executed by the parties hereto as of the day and year first above written.

                                       FERRELL PETROLEUM, INC.



                                       BY_________________________

                                       TITLE______________________

                                       BP OIL COMPANY

                                       BY_________________________

                                       TITLE______________________

                                       October 15, 1992


Mr. John Hinsey
Ferrell North America
16800 Greenspoint Park Drive
Suite 225 - South Atrium
Houston, TX 77210

Dear John:

As follow up to our recent discussions BP would like to formally propose the following changes to the pricing formulas in our Propane Sales Agreement dated January 1, 1989:

     1) With effect from July 1, 1992, the Minimum Price will be calculated as fifty percent (50%) of the average of all of the daily spot high/low average prices for Mont Belvieu TET propane plus fifty per cent (50%) of the average of all of the daily spot high/low average prices for Conway/Group 140 propane as published in O.P.I.S. Petroscan, for each term, plus $0.040 per gallon.

     2) With effect from July 1, 1992, each term will be shortened to 3 months in duration.

     3) If the Minimum Price, as calculated in item 1 above, exceeds the daily spot high/low average price for Mont Belvieu TET propane plus $0.0293 per gallon for any term, then the Minimum Price will be calculated as the daily spot high/low averages for Mont Belvieu TET propane as published in O.P.I.S. Petroscan for that particular term plus $0.0293 per gallon.

If this letter correctly sets forth your understanding of our agreement, please sign in the space provided below and return one copy of this letter to us for our files.


                                        Best regards,

                                        /s/ J. P. Laubacher
                                        -------------------
                                            J. P. Laubacher

Agreed to and accepted this __________ day of___________, 1992.

Ferrell North America, Inc.

By: /s/ John Hinsey
    ---------------

Title:_____________________

JPL-097/saj
Enclosures

                                        March 9, 1993

Mr. John Hinsey
FERRELL NORTH AMERICA
16800 Greenspoint Park Drive
Suite 225-South Atrium
Houston TX 77210

Dear John:

As follow up to our recent discussions BP would like to formally propose the following change to the term of our Propane Sales Agreement dated January 1, 1989. Effective upon your signature of this letter, paragraph 4.1 Minimum Five Year Agreement, will read as follows:

        Subject to the provisions of paragraph 4.2 below, this agreement shall be for a minimum of five (5) years commencing January 1, 1989 and extending through March 31, 1994. It shall then continue from year-to-year thereafter and may be cancelled effective as of the end of its initial term or the end of any such ensuing year by either party upon prior written notice of not less than 180 days.

This change effectively extends the original cancellation date of this agreement from December 31, 1993 to March 31, 1994.

If this letter correctly sets forth your understanding of our agreement, please sign in the space provided below and return one copy of this letter to us for our files.

Best regards,

/s/ J.P. Laubacher
- ------------------
    J.P. Laubacher
Manager Specialty Products Trading

Agreed to and accepted this 12th day of March, 1993.
Ferrell North America, Inc.

By: /s/ John Hinsey
    ---------------

Title: Director, LPG Trading

JPL-014